                                                                    EXHIBIT 2.10

                                 AMENDMENT NO. 2
                                       TO
                          AGREEMENT AND PLAN OF MERGER

         THIS AMENDMENT NO. 2 dated as of April 3, 2000, is made to the Agreement and Plan of Merger dated December 17, 1999, as amended on February 18, 2000, between American Mutual Holding Company ("AMHC") and AmerUs Life Holdings, Inc. ("AMH").

         WHEREAS, the respective Boards of Directors of AMHC and AMH have approved and will recommend to its members and stockholders, respectively, the approval of the Merger Agreement and this Amendment whereby AMH shall merge with and into AMHC, subject to the terms set forth therein and herein (the "Merger");

         WHEREAS, subsequent to the date of the Merger Agreement, AMHC and AMH entered into a Combination and Investment Agreement (the "Combination Agreement"), by and among AMHC, AMH, Indianapolis Life Insurance Company, an Indiana mutual insurance company ("Indianapolis Life") and The Indianapolis Life Group of Companies, Inc., an Indiana corporation ("ILGC");

         WHEREAS, pursuant to the Combination Agreement, AMHC invested $100 million in ILGC in return for 105.96 shares of non-voting common stock of ILGC ("ILGC Stock");

         WHEREAS, AMHC and AMH entered into a Purchase Agreement to permit AMHC to sell and require AMH to purchase the ILGC Stock;

         WHEREAS, AMH fulfilled its obligation under the Purchase Agreement and purchased the ILGC stock for the Purchase Price (as defined in the Purchase Agreement) (the "Stock Purchase");

         WHEREAS, the Purchase Agreement is no longer a component of the Plan, the Merger Agreement and related transactions following the Stock Purchase; and

         WHEREAS, the parties desire to amend the Merger Agreement to reflect the Stock Purchase.

         NOW, THEREFORE, the parties agree as follows:

         1. Section 6.2(d) of the Agreement shall be deleted in its entirety.

         2. Section 8.7 of the Agreement shall be deleted in its entirety.

         3. Except as set forth herein, the Agreement remains in full force and effect and unmodified.

         4. Capitalized terms used but not defined herein shall have the meanings given such terms in the Merger Agreement.

         IN WITNESS WHEREOF, each of AMH and AMHC has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                                     AMERICAN MUTUAL HOLDING COMPANY



                                     By:      /s/ Roger K. Brooks
                                          ------------------------------
                                          Name:  Roger K. Brooks
                                          Title: Chairman, President
                                                 and Chief Executive Officer



                                     AMERUS LIFE HOLDINGS, INC.



                                     By:       /s/ Michael G. Fraizer
                                          ------------------------------
                                          Name:  Michael G. Fraizer
                                          Title: Executive Vice President
                                                 and Chief Financial Officer



                                      -2-